  Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated October 20, 2020, relating to the financial statements of Tego Cyber Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the preparation of the financial statements assuming that the Company will continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts”, in such Registration Statement.

Vancouver, British Columbia	Buckley Dodds LLP
October 27, 2020	Chartered Professional Accountants